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Exhibit 10.27



Description of Stock Options issued to Named Executive Officers


         The Board of Directors of the Company has approved the issuance of stock options for 120,000 shares of the Company's Common Stock to key employees. The Company has issued options for a total of 90,000 shares to the following executive officers named in this registration statement:

         Name                          Shares
         ----                          ------

         Alan R. Poole, II             40,000
         Frank A. Merendino, Jr.       30,000
         Stacey D. Varney              10,000
         John D. Jessee                10,000

         The options vest as follows: one third on July 1, 1998, one third on July 1, 1999 and one third on July 1, 2000. The options have an exercise price of $10.00 per share and are exercisable until June 30, 2002.